EXHIBIT 99.1

Contact:	BALLY TOTAL FITNESS 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.ballyfitness.com Matt Messinger – Tel. (773) 864-6850
MWW GROUP Public Relations Carreen Winters – Tel. (201) 507-9500

FOR IMMEDIATE RELEASE

   BALLY TOTAL FITNESS EXTENDS NOTEHOLDER CONSENT PERIOD UNTIL
AUGUST 25, 2005 TO CONTINUE NEGOTIATIONS

Company Pays Previously Disclosed Arbitration Award

CHICAGO — Aug. 19, 2005 — Bally Total Fitness Holding Corporation (NYSE: BFT) announced today that it has extended the consent period relating to waivers of financial reporting covenant defaults under its public bond indentures to 5:00 p.m., New York City time, on August 25, 2005.

The Company continues to negotiate with noteholders to secure a waiver extension and has received consent from holders of 96.33% of the Senior Notes and 42.83% of the Senior Subordinated Notes.

The Company also announced that it has paid the previously announced judgment confirming an arbitration award against the Company of approximately $14.3 million, relating to a contractual dispute arising from a program of transferring membership receivables balances into a credit card program.

As previously announced, the Company recently received consent from the lenders under its $275 million secured credit agreement to extend the cross default deadline relating to Bally’s financial reporting covenant defaults under its public bond indentures to August 31, 2005. After August 31, 2005, unless the indenture financial reporting covenant defaults are cured or waived, over $700 million of Bally’s debt obligations under its credit agreement and indentures could become immediately due and payable.

Except as set forth herein, the terms of the Consent Solicitations remain the same as set forth in the Consent Solicitation Statements previously distributed to noteholders.

As previously announced, Bally has retained Deutsche Bank Securities Inc. to serve as its solicitation agent and MacKenzie Partners, Inc. to serve as the information agent and tabulation agent for the consent solicitation. Questions concerning the terms of the consent solicitation should be directed to Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Christopher White. The solicitation agent may be reached by telephone at (212) 250-6008. Requests for documents may be directed to MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, Attention: Jeanne Carr or Simon Coope. The information agent and tabulation agent may be reached by telephone at (212) 929-5500 (call collect) or (800) 322-2885 (toll-free).

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell or a solicitation of consents with respect to any securities. The solicitation is being made solely pursuant to Bally’s Consent Solicitation Statements and the related Letters of Consent, as amended hereby. Other than as expressly set forth herein, this announcement is not a waiver of any of the terms and conditions set forth in Bally’s Consent Solicitation Statements and the related Letters of Consent and is subject thereto in all respects. Notwithstanding Bally’s solicitation of waivers, no assurance can be given that an event of default under the indentures will not occur in the future.

About Bally Total Fitness

Bally Total Fitness is the largest and only nationwide commercial operator of fitness centers, with approximately four million members and 440 facilities located in 29 states, Mexico, Canada, Korea, China and the Caribbean under the Bally Total Fitness(R), Crunch Fitness(SM), Gorilla Sports(SM), Pinnacle Fitness(R), Bally Sports Clubs(R) and Sports Clubs of Canada(R) brands. With an estimated 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: the existence of reporting covenant defaults under Bally’s public indentures, whether Bally can obtain waivers of those defaults from noteholders, and potential cross-defaults under Bally’s senior credit facility; the outcome of the SEC and Department of Justice investigations, the review and restatement of previously announced or filed financial results and the costs and expenses associated therewith; the audit of the restated financial statements, including any further delays; the identification of one or more other issues that require restatement of one or more prior period financial statements; the completion and audit of Bally’s 2004 financial statements and the completion of Bally’s financial statements for the first and second quarters of 2005, including the effect of this or any further delays; the communication by Bally’s management and independent auditors of the existence of material weaknesses in internal controls over financial reporting; general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation (including various shareholder litigations) and the outcome thereof and the costs and expenses associated therewith; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; other than as described above, Bally’s ability to remain in compliance with, or obtain waivers under, its loan agreements and indentures; ability to maintain existing or obtain new sources of financing, on acceptable terms or at all, to satisfy the Company’s cash needs and obligations; and other factors described in prior filings of the Company with the Securities and Exchange Commission.

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